KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD
2006 FOURTH QUARTER AND YEAR RESULTS

•	2006 fourth quarter earnings per share were $.45, an 18% increase compared with $.38 earned in the 2005 fourth quarter, despite a 31% increase in weather and navigational delays

•	2006 year earnings per share were $1.79, a 35% increase compared with $1.33 earned in the 2005 year

•	2007 first quarter earnings per share guidance is $.40 to $.45 versus $.43 earned in the 2006 first quarter

•	2007 year earnings per share guidance is $1.95 to $2.10 versus $1.79 earned in the 2006 year

Houston, Texas (January 24, 2007) - Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings for the fourth quarter ended December 31, 2006 of $23,938,000, or $.45 per share, compared with $19,770,000, or $.38 per share, for the fourth quarter of 2005. Consolidated revenues for the 2006 fourth quarter were $251,411,000, an 18% increase compared with $213,261,000 for the 2005 fourth quarter.

Kirby reported record net earnings for the 2006 year of $95,451,000, or $1.79 per share, compared with $68,781,000, or $1.33 per share, for 2005. Consolidated revenues for the 2006 year were $984,218,000, a 24% increase compared with $795,722,000 for 2005.

Marine transportation revenues and operating income for the 2006 fourth quarter increased 9% and 10%, respectively, compared with the fourth quarter of 2005. For the 2006 year, revenues and operating income increased 18% and 28%, respectively, compared with 2005. The marine transportation operating margin for the 2006 fourth quarter was 19.4% compared with 19.3% for the fourth quarter of 2005. For the 2006 year, the operating margin improved to 19.0% compared with 17.4% for 2005.

The results for both periods reflected continued strong petrochemical, black oil products and refined products volumes and higher contract rate renewals. The 2006 fourth quarter results were negatively impacted by unfavorable winter weather conditions, principally fog and storm systems along the Gulf Coast during December. Delay days were 31% higher than the 2005 fourth quarter.

Diesel engine services revenues and operating income for the 2006 fourth quarter increased 77% and 139%, respectively, compared with the 2005 fourth quarter. For the 2006 year, revenues and operating income increased 61% and 105%, respectively, compared with 2005. The record diesel engine services results reflected the accretive acquisition of Global Power Holding Company (“Global”) on June 7, 2006 and the acquisition of the assets of Marine Engine Specialists, Inc. (“MES”) on July 21, 2006, as well as continued strong marine, offshore oil service, power generation and railroad markets. Higher service rates and parts pricing implemented during 2005 and 2006 also positively impacted the 2006 operating results. During the 2006 fourth quarter, the diesel engine services segment did experience some expected seasonal softness in the Gulf Coast high-speed market. The operating margin for the 2006 fourth quarter was 13.4%, significantly higher than the 9.9% margin earned in the 2005 fourth quarter. For 2006, the operating margin improved to 14.9% compared with 11.7% for 2005.

Commenting on the 2006 fourth quarter and 2007 first quarter, Joe Pyne, Kirby’s President and Chief Executive Officer, said, “We are pleased with our fourth quarter performance despite record weather delays in December. Pricing continues to be strong in all our business segments. For the 2007 first quarter, we are forecasting net earnings per share in the $.40 to $.45 range compared with $.43 for the 2006 first quarter. We have repeatedly advised that the unusually favorable winter weather conditions we experienced in the 2006 first quarter would make the comparison with our 2007 first quarter guidance and actual results difficult. Our 2007 first quarter guidance range reflects typical volatile winter weather conditions, which historically decrease operating efficiencies and increase delay days. For the 2007 year, our guidance range is $1.95 to $2.10 per share, compared with 2006 net earnings of $1.79 per share. Capital spending guidance for 2007 is $135 to $145 million and includes approximately $65 million for the construction of 26 tank barges and six towboats. Delivery is scheduled throughout 2007 and into early 2008.”

This earnings press release includes marine transportation performance measures for both the 2006 and 2005 periods. The performance measures include ton miles, revenues per ton mile, towboats operated and delay days. Comparable performance measures for the 2005 and 2004 years and quarters are available at Kirby’s web site under the caption Performance Measurements in the Investor Relations section. Kirby’s homepage can be accessed by visiting www.kirbycorp.com.

A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, January 25, 2007 to discuss the 2006 fourth quarter and year, and the outlook for the 2007 first quarter and year. The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers. The leader’s name is Steve Holcomb. An audio playback will be available at 12:00 p.m. central time on January 25 through 6:00 p.m. on Friday, February 23, 2007, by dialing 800-642-1687 for domestic callers and 706-645-9291 for international callers. The conference ID number is 5997085. The conference call can also be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/318630/. A replay will be available on each of those web sites following the conference call.

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA for the 2006 and 2005 fourth quarters and full years with GAAP net earnings for the same periods is included in the Condensed Consolidated Financial Information in this press release.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION
Date:	Thursday, January 25, 2007	Leader:	Steve Holcomb
Time:	10:00 a.m. central time	Passcode:	Kirby
U.S.:	888-328-2514	Int’l:	706-679-3262
Website:	http://www.kirbycorp.com or http://audioevent.mshow.com/318630

A summary of the results for the fourth quarter and year follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2006	2005	2006	2005
	(unaudited, $ in thousands except per share amounts)

Revenues:
Marine transportation	$202,665	$185,788	$807,216	$685,999
Diesel engine services	48,746	27,473	177,002	109,723
	251,411	213,261	984,218	795,722
Costs and expenses:
Costs of sales and operating expenses	159,954	136,796	631,334	515,255
Selling, general and administrative	28,128	23,861	107,728	88,648
Taxes, other than on income	2,947	2,972	12,826	12,270
Depreciation and amortization	17,102	14,735	64,396	57,405
Loss (gain) on disposition of assets	(239)	(397)	(1,436)	(2,360)
	207,892	177,967	814,848	671,218

Operating income	43,519	35,294	169,370	124,504
Equity in earnings of marine affiliates	66	534	707	1,933
Loss on debt retirement	-	-	-	(1,144)
Other expense	(217)	(229)	(674)	(1,388)
Interest expense	(4,696)	(3,527)	(15,201)	(12,783)

Earnings before taxes on income	38,672	32,072	154,202	111,122
Provision for taxes on income	(14,734)	(12,302)	(58,751)	(42,341)

Net earnings	$23,938	$19,770	$95,451	$68,781

Net earnings per share of common stock:
Basic	$.46	$.39	$1.82	$1.37
Diluted	$.45	$.38	$1.79	$1.33
Common stock outstanding (in thousands):
Basic	52,610	51,072	52,476	50,224
Diluted	53,410	52,234	53,304	51,562

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2006	2005	2006	2005
	(unaudited, $ in thousands except per share amounts)
EBITDA: (1)
Net earnings	$23,938	$19,770	$95,451	$68,781
Interest expense	4,696	3,527	15,201	12,783
Provision for taxes on income	14,734	12,302	58,751	42,341
Depreciation and amortization	17,102	14,735	64,396	57,405
	$60,470	$50,334	$233,799	$181,310

Capital expenditures	$29,015	$29,165	$139,129	$122,283
Acquisitions of businesses and marine equipment	$4,486	$500	$143,911	$7,500

	December 31,
	2006	2005
	(unaudited, $ in thousands)
Long-term debt, including current portion	$310,362	$200,036
Stockholders’ equity	$631,995	$537,542
Debt to capitalization ratio	32.9%	27.1%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2006	2005	2006	2005
	(unaudited, $ in thousands)

Marine transportation revenues	$202,665	$185,788	$807,216	$685,999

Costs and expenses:
Costs of sales and operating expenses	125,276	115,932	506,353	433,155
Selling, general and administrative	19,320	17,517	75,326	67,752
Taxes, other than on income	2,850	2,443	12,003	11,327
Depreciation and amortization	15,846	13,953	60,309	54,474
	163,292	149,845	653,991	566,708

Operating income	$39,373	$35,943	$153,225	$119,291

Operating margins	19.4%	19.3%	19.0%	17.4%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2006	2005	2006	2005
	(unaudited, $ in thousands)

Diesel engine services revenues	$48,746	$27,473	$177,002	$109,723

Costs and expenses:
Costs of sales and operating expenses	34,678	20,864	124,971	82,095
Selling, general and administrative	6,515	3,428	22,665	13,169
Taxes, other than income	170	115	513	411
Depreciation and amortization	841	333	2,479	1,174
	42,204	24,740	150,628	96,849

Operating income	$6,542	$2,733	$26,374	$12,874

Operating margins	13.4%	9.9%	14.9%	11.7%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2006	2005	2006	2005
	(unaudited, $ in thousands)

General corporate expenses	$2,635	$3,779	$11,665	$10,021
Gain on disposition of assets	$(239)	$(397)	$(1,436)	$(2,360)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2006	2005	2006	2005

Ton Miles (in millions) (2)	3,713	4,241	15,649	16,141
Revenue/Ton Mile (cents/tm) (3)	5.2	4.4	4.9	4.3
Towboats operated (average) (4)	243	242	241	242
Delay Days (5)	2,440	1,863	7,489	9,022
Average cost per gallon of fuel consumed	$1.79	$2.03	$1.93	$1.67
Tank barges:
Active			904	897
Inactive			54	67
Barrel capacities (in millions):
Active			17.0	16.7
Inactive			1.0	1.3

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. For example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2006 inland marine revenues of $193,614,000 divided by 3,713,000,000 ton miles = 5.2 cents
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.

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